AMENDMENT NO. 3 TO
COMPLIANCE SERVICES AGREEMENT

AMENDMENT No. 3 made as of the 29th day of June, 2009, between TD Asset Management USA Funds Inc. (the “Company”), a Maryland corporation, on its own behalf and on behalf of the portfolios listed on Schedule 2 (individually referred to as a “Fund” and collectively as “Funds”) and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Compliance Services Agreement, dated June 1, 2007, between the Company and Citi as amended by Amendment No. 1, dated December 4, 2008 and Amendment No. 2, dated March 10, 2009  (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to add a Fund to the Agreement and make certain other changes;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Citi hereby agree as follows:

1.	UNew Fund.

The introductory paragraph of the Agreement shall be amended to indicate that the Company is signing “on its own behalf and on behalf of the portfolios listed on Schedule 2”, which is attached hereto.  Thus, the definition of “Funds” shall mean those portfolios listed on Schedule 2, which shall include the TDAM Institutional Municipal Money Market Fund.

2.	URepresentations and Warranties.

(a)  The Company represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto will be presented to and reviewed by the Board of Directors of the Company (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.	neousU.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By: /s/ Mark Bell

Name: Mark Bell

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Nadaff

Name: Fred Nadaff

Title: President

SCHEDULE 2

UFunds

TDAM Money Market Portfolio
TDAM Institutional Money Market Fund
TDAM U.S. Government Portfolio
TDAM Institutional U.S. Government Fund
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Treasury Obligations Money Market Fund
TDAM Global Sustainability Fund
TDAM Institutional Municipal Money Market Fund